Exhibit 10.37

David P. Kirchhoff

Chief Executive Officer

Email: david.kirchhoff@weightwatchers.com

March 12, 2008

Mr. Kevin Eberly

[Home Address]

            Re: Retention Arrangement

Dear Kevin:

The purpose of this letter agreement is to confirm our mutual understanding regarding the continuation of your employment with Weight Watchers International, Inc. (collectively with its subsidiaries, the “Company”).

In consideration, among other things, of your agreement to forego resigning from the Company immediately and continuing in the employ of the Company until August 15, 2008 (the “Resignation Date”) and provided that you continue to perform all the duties associated with your position in a professional manner and cooperate fully in the selection, training and transition of your successor as may be reasonably requested by the Company, we have agreed to the following:

1.	Base Salary: You shall continue to receive your base salary at its current rate and the benefits and perquisites to which you are currently entitled through the Resignation Date except as modified below.

2.	Retention Bonus: You shall receive a fixed retention bonus payable within 30 days of the Resignation Date equal to one year base salary plus $96,000, subject to lawful deductions and withholdings.

3.	2008 Performance Cash Bonus: You shall receive a pro rata portion of the 2008 fiscal year performance bonus payable in the first quarter of fiscal year 2009 in accordance with the Company’s performance-based cash bonus scheme applicable to senior executives generally. The portion of your bonus that is based on Company performance for fiscal year 2008 will vary depending on the Company’s performance, but your individual performance target rating shall be fixed at 100% of target.

Weight Watchers International, Inc. – 11 Madison Avenue, 17th Fl., New York, New York 10010 – Phone 212.817-4319 – Fax 212.589-2601

Kevin Eberly

March 12, 2008

4.	Waiver of Lockup in Stock Option Agreements: This is to confirm the Compensation and Benefits Committee of the Board of Directors of the Company has agreed to waive any lockup restriction or sale limitation applicable to your stock option awards to the extent such restriction or limitation is associated with the sale of shares by Artal.

5.	COBRA Allowance: Provided you make the necessary election, we agree to pay for your continued health coverage under the Company-sponsored health plans pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for 18 months following the Resignation Date or such shorter period of time if you obtain alternative health coverage from another employer. You agree to notify us of any such alternative health coverage promptly upon the commencement of such coverage.

6.	General Release. You agree to execute our general release substantially in the form attached hereto simultaneously with your execution of this letter agreement and again upon your Resignation Date.

If the foregoing accurately sets forth our mutual understanding, please so confirm at your earliest convenience by countersigning this letter agreement as set forth below and returning it to me.

Very truly yours,

/s/ David P. Kirchhoff
David P. Kirchhoff

Attachment

SO AGREED AND CONFIRMED:

/s/ Kevin Eberly
Kevin Eberly
Date: March 13, 2008

Weight Watchers International, Inc. – 11 Madison Avenue, 17th Fl., New York, New York 10010 – Phone 212.817-4319 – Fax 212.589-2601